Exhibit 99.1
FOR IMMEDIATE RELEASE
Federal Signal announces retirement of president and CEO
James E. Goodwin appointed as interim president and CEO
Oak Brook, Ill., December 12, 2007 — The Board of Directors of Federal Signal Corporation (NYSE: FSS) said today that Robert D. Welding, 59, will retire from the Company on January 1, 2008. He has resigned from his position as president and chief executive officer. The Board has appointed James E. Goodwin, 63, as interim president and chief executive officer, while the Company conducts a search for a replacement. Goodwin has served as a board member of Federal Signal for two years, and was formerly the chairman and chief executive officer of United Airlines.
“We appreciate Bob Welding’s efforts in repositioning Federal Signal’s business lines, and we thank him for his contributions,” said James C. Janning, chairman of the Board of Federal Signal Corporation. “We are fortunate in Jim Goodwin to have a proven leader with broad management experience. He had a long career with United Airlines, capped with his tenure as chairman and CEO until his retirement in 2001. Jim has been an active member of our board since 2005, and in that time he has come to know the Company, its management team and its businesses.”
“I’ve been very impressed with the talented and motivated employees I’ve met during my time on the Board and by the Company’s outstanding products,” said Jim Goodwin. “I’m excited to have the opportunity to serve as the leader of this dynamic company with its 106-year-long tradition of market leadership. I will immediately begin working with the Board and employees to prioritize initiatives and strengthen and grow Federal Signal.”
The Federal Signal Board has formed a search committee, comprising a group of directors, to begin the search for a new CEO.
About Federal Signal
Federal Signal Corporation (NYSE: FSS) is a leader in advancing security and well-being for communities and workplaces around the world. The Company designs and manufactures a suite of products and integrated solutions for municipal, governmental, industrial and airport customers. Federal Signal’s portfolio of trusted, high-priority products include Bronto aerial devices, Elgin and Ravo street sweepers, E-ONE fire apparatus, Federal Signal safety and security systems, Guzzler industrial vacuums, Jetstream waterblasters and Vactor sewer cleaners. In addition, the company operates consumable industrial tooling businesses. Federal Signal was founded in 1901 and is based in Oak Brook, Illinois. http://www.federalsignal.com
This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in the release that are not historical are forward-

looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include, but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results; legal and regulatory developments, such as the FIRE Act grant program, and other risks and uncertainties described in filings with the Securities and Exchange Commission.
COMPANY CONTACT: David Janek, +1.630.954.2000, djanek@federalsignal.com
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